EXHIBIT 10.1

CAPITAL CONTRIBUTION AGREEMENT

THIS CAPITAL CONTRIBUTION AGREEMENT (the “Agreement”) is made and entered into as of this 29th day of June, 2007, by and among China North East Petroleum Holdings Limited, a Nevada corporation (the “Company”), Mr. Hong Jun Wang, Chairman of the Board and President of the Company (“Mr Wang”) and Ms. Guizhi Ju (“Ms Ju”).

RECITALS

WHEREAS, during fiscal years 2005, 2006 and 2007, Mr. Wang and Ms. Ju collectively, made cash advances to the Company or its subsidiaries in an aggregate amount of $7,197,813 (the “Advances”), which funds have been used to develop the Company’s oil field assets in Jilin Province.

WHEREAS, on January 26, 2007, the Company, through its 90% owned subsidiary Song Yuan North East Petroleum Technical Service Co., Ltd., a PRC limited liability company, acquired all of the interests in Song Yuan City Yu Qiao Oil and Gas Development Limited Corporation, a PRC limited liability company from Ms. Ju. In consideration for the acquisition, the Company issued to Ms. Ju an aggregate of 10 million shares of its common stock (the “Acquisition Shares”), having a market value of approximately U.S.$3.1 million based on the preceding 30-day average of the high bid and the low ask price for the Company’s common stock as quoted on the Over-the-Counter Bulletin Board as of the Closing.

WHEREAS, the Company continues to require significant additional capital to develop the Company’s oil field assets.

WHEREAS, in part as a result of the Advances and the issuance of the Acquisition Shares, the Company’s debt to equity ratio and its earnings per share (EPS) has had a material adverse affect on the Company’s ability to raise additional capital either through debt or equity facilities.

WHEREAS, in order to improve the Company’s ability to raise additional capital, Mr. Wang and Ms. Ju desire to contribute all of the Advances and Ms. Ju desires to contribute all of the Acquisition Shares to the Company.

AGREEMENTS

NOW, THEREFORE, in consideration of the premises set forth above and the mutual covenants herein contained, the parties hereto agree as follows:

1. Capital Contribution. Mr. Wang and Ms. Ju hereby agree to unconditionally and irrevocably contribute to the capital of the Company 100% of the Advances and 100% of the Acquisition Shares.

2. No Revocation. Mr. Wang and Ms. Ju each hereby acknowledge and agree that the foregoing contribution to capital is unconditional and irrevocable and upon consummation thereof, neither Mr. Wang nor Ms. Ju shall have any rights whatsoever to receive any consideration, whether in cash, property or otherwise from the Company with respect to the Advances. Ms. Ju hereby acknowledges and agrees that the contribution to capital of the Acquisition Shares is hereby unconditional and irrevocable and upon consummation thereof, Ms Ju will have no rights as a shareholder or otherwise with respect to the Acquisition Shares.

3. Entire Agreement. This Agreement shall constitute the entire agreement among the parties with respect to the subject matter thereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter.

4. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Peoples’ Republic of China.

5. Amendments and Waivers. No amendment, modification or supplement to this Agreement shall be binding on any of the parties hereto unless it is in writing and signed by the parties in interest at the time of the modification. No provision hereof may be waived except by a writing signed by the party against whom any such waiver is sought. The waiver by any party of a breach of any provision of this Agreement shall not operate as or be construed as a waiver of any subsequent breach.

6. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but together shall be deemed one and the same Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers, as of the date first above written.

CHINA NORTH EAST PETROLEUM HOLDINGS LIMITED

a Nevada corporation

By: /s/Zhang Yang

Its: Chief Financial Officer

/s/ Hong Jun Wang

HONG JUN WANG

 /s/ Guizhu Ju

GUIZHI JU